                                                                      EXHIBIT 11


                               ENERGYSOUTH, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  THREE MONTHS        TWELVE MONTHS
                                                ENDED DECEMBER 31,  ENDED DECEMBER 31,

                                                1997       1996      1997      1996
                                                ----       ----      ----      ----
BASIC EARNINGS PER SHARE:  (1)

Earnings applicable to common stock           $ 1,989    $ 2,038   $ 8,076   $ 8,865

Weighted average common shares outstanding      4,858      4,838     4,851     4,829

Basic earnings per share                      $  0.41    $  0.42   $  1.66   $  1.84

DILUTED EARNINGS PER SHARE:  (1)

Earnings applicable to common stock           $ 1,989    $ 2,038   $ 8,076   $ 8,865

Weighted average common shares outstanding      4,858      4,838     4,851     4,829

Incremental shares resulting from assumed
    exercise of stock options                      69         23        49        17

Weighted average common shares outstanding,
    assuming dilution                           4,927      4,861     4,900     4,846

Diluted earnings per share                    $  0.40    $  0.42   $  1.65   $  1.83

 (1) Restated to reflect three-for-two conversion of Mobile Gas common stock into EnergySouth common stock effective February 2, 1998. See Note 1 of Notes to Consolidated Financial Statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997.